SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 19, 2003 (November 17, 2003)

Date of report (Date of earliest event reported)

UNION PLANTERS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Tennessee	1-10160	62-0859007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Poplar Avenue, Memphis, Tennessee 38119

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (901) 580-6000

Item 5. Other Events

1.     On November 17, 2003, Union Planters Corporation announced that it is offering $500,000,000 of 4 3/8% notes due 2010 pursuant to an Underwriting Agreement and related Terms Agreement. The form of Underwriting Agreement is filed herewith as Exhibit 1.1. The form of Terms Agreement is filed herewith as Exhibit 99.1. We expect to receive $496,290,000 in proceeds, before expenses, from the sale of the senior notes. We expect to deliver the senior notes to investors through the book-entry system of The Depository Trust Company and its participants, including Euroclear and Clearstream Luxembourg, on or about November 24, 2003.

2.     The following table shows the consolidated ratio of earnings to fixed charges of Union Planters for each of the five most recent fiscal years and the nine-month period ended September 30, 2003. This updates the computation filed as part of Union Planters’ Registration Statement on Form S-3 (File No. 333-108263), as amended. These computations include Union Planters and its consolidated subsidiaries. For purposes of computing this ratio, earnings consist of earnings (loss) before income taxes plus fixed charges. Fixed charges and preferred stock dividends, excluding interest on deposits, consist of interest and debt expense, amortization of debt costs, and the estimated interest portion of expense and dividends on preferred stock. Fixed charges and preferred stock dividends, including interest on deposits, consists of the foregoing items plus interest on deposits.

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2003		2002		2001		2000		1999		1998

Earnings to Fixed Charges:
Excluding interest on deposits	5.22	x	4.87	x	2.91	x	2.29	x	3.57	x	2.68	x
Including interest on deposits	2.47		2.22		1.61		1.47		1.59		1.33
Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	5.19		4.84		2.90		2.28		3.54		2.65
Including interest on deposits	2.47		2.22		1.61		1.46		1.59		1.33

The tables of Consolidated Ratios of Earnings to Fixed Charges and Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends are filed herewith as Exhibits 99.2 and 99.3, respectively.

Exhibit

No.	Description
1.1	Form of Underwriting Agreement for Senior Notes.

99.1	Form of Terms Agreement, referred to in the Underwriting Agreement.

99.2	Table of Consolidated Ratios of Earnings to Fixed Charges.

99.3	Table of Consolidated Ratio of Earnings to Fixed Combined Charges and
Preferred Stock Dividends.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNION PLANTERS CORPORATION

Date: November 19, 2003	By: /s/ Bobby L. Doxey

Bobby L. Doxey
Senior Executive Vice President,
Chief Financial Officer and Chief Accounting
Officer